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                                EXHIBIT NO. 6.4

                   AGREEMENT FOR EXCLUSIVE DISTRIBUTION WITH
              TIMBER PRODUCTS, S.A. AND TIMBER TRADERS, S.A., INC.
                             DATED DECEMBER 2, 1999

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                      AGREEMENT FOR EXCLUSIVE DISTRIBUTION


THE PARTIES TO THIS AGREEMENT:

TIMBER PRODUCTS, S.A. a duly incorporated company operating under the laws of the Dominican Republic with its principal place of business at Cayetano Rodriguez # 257, Suite 300, Santo Domingo, Dom. Rep., represented by Miguel
A. Guzman-Fabian, (heretofore referred to as "the DISTRIBUTOR");

TIMBER TRADERS S.A. INC., a duly incorporated company operating under the laws of Guyana, with its principal place of business at 62 Radfield & Cross Streets, Georgetown, Guyana, duly represented by Ravi Persaud, (heretofore referred to as "TIMBER TRADERS"); and

TIMBER RESOURCES INTERNATIONAL, a duly incorporated company operating under the laws of the State of Delaware, with its principal place of business at 570 Lexington Avenue, 45th Floor, New York, NY, 10022, duly represented by Aziz Hirji, (heretofore referred to as "the SUPPLIER");

DEFINITIONS. When used in this Agreement, except as noted herein, the following terms shall have the respective meanings stipulated below:

(a) "Products" means all woods and wood products, finished or not, originated by the SUPPLIER or any affiliated or subsidiary company, as well as any other the Parties may add to this Agreement.

(b) "Territory" means the Dominican Republic, Puerto Rico, Haiti, Guatemala, Honduras, El Salvador, Costa Rica and Panama, as well as any other country the Parties may agree to add. Whenever conditions allow unencumbered sales to Cuba, said country will be included in the Territory.

WHEREAS the Supplier has an agreement with Timber Traders for the latter to act as Master Distributor for the supplier's product line in the Caribbean Region including the Territory.

WHEREAS Timber Traders has agreed to relinquish the exclusive distribution rights in the Territory to the DISTRIBUTOR in exchange for 10% of the DISTRIBUTOR'S stock.

THEREFORE, it is agreed and convened by the Parties as follows:

FIRST. During the term of this Agreement the SUPPLIER appoints the DISTRIBUTOR as Exclusive Distributor for the Products within the Territory, according to the terms and conditions stipulated in this Agreement; the DISTRIBUTOR accepts the appointment and agrees to exclusively sell and promote the sale of the Products.

SECOND. The Parties agree in setting a minimum sales goal for annual sales of the Products, which will be set by mutual agreement on or before December 15th of each year to apply during the next year.

THIRD. All purchases made by the DISTRIBUTOR shall be made at the current prices established by the SUPPLIER and could be dispatched from any of the production facilities the SUPPLIER may have in the United States or elsewhere. Each order will become effective only when the Supplier confirms it.

FOURTH. The DISTRIBUTOR hereby agrees to make payment for every order in United States Dollars, by check or wire transfers to a bank that will be designated by the SUPPLIER, or by bank Letter of Credit in terms and conditions acceptable to the SUPPLIER.

FIFTH. The DISTRIBUTOR shall be responsible for the development and implementation of whatever activities are deemed necessary to enhance the recognition of the name brands for the Products and to increase the level of sales. The SUPPLIER agrees to provide the DISTRIBUTOR with any required information and materials to enable the DISTRIBUTOR to carry on the promotion and advertising campaigns.


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SIXTH. The DISTRIBUTOR shall present the SUPPLIER with periodic reports as follows:

(a) Quarterly sales projections with expected sales for the following quarter detailed by product.

(b) Quarterly reports with realized sales for the previous quarter detailed by product.

(c) Monthly reports as to market conditions; such as wholesale and retail prices prevailing in the different markets in which the DISTRIBUTOR operates. These reports should include, to the extent that it is possible, information about the competition's prices and market share.

SEVENTH. All Parties to this Agreement convene that in cases of disagreement or dispute regarding any of the stipulations of this Agreement or the business transactions covered under this Agreement, the Parties will do their best to resolve it amicably and by mutual cooperation. For any case not resolved in this manner the Parties agree to resolve it through mediation.

EIGHTH. The Parties agree that this Agreement will become effective on the date it is signed by the last Party signing the Agreement and that it shall remain in force until the Parties mutually agree to terminate it.

PARAGRAPH. The Parties explicitly agree that every two years the Parties to the Agreement will review this Agreement as to its terms and conditions and the performance by each Party.

BY VIRTUE OF WHICH, the Parties hereto have executed this Agreement in three
(3) originals, one for each Party, on the dates stated.


TIMBER PRODUCTS, S.A.


/s/ Miguel A. Guzman-Fabian                     Date: 12/2/99
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    Miguel A. Guzman-Fabian


TIMBER RESOURCES INTERNATIONAL, INC.


/s/ Aziz Hirji                                  Date: 12/2/99
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            Aziz Hirji


Agreed to by:

TIMBER TRADERS, S.A., INC.


/s/ Peter Rajlumar                              Date: 12/2/99
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            Peter Rajlumar
            Vice President